Exhibit 10.1

November 27, 2018

Mr. David A. Levin

150 Monadnock Road

Chestnut Hill, Massachusetts 02467

Re: Transition Duties/Consulting Activities under the Transition Agreement

Dear David:

This letter agreement between Destination XL Group, Inc. (the “Company”) and you (the “Letter Agreement”) sets forth the initial transition duties/consulting activities you will be required to perform pursuant to paragraph 1(c) of the Transition Agreement, dated as of March 20, 2018, as amended (the “Transition Agreement”), which agreement remains in effect and is supplemented by this Letter Agreement.   Unless otherwise noted, capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Transition Agreement.

As you know, the Board of Directors of the Company (the “Board”) continues to search for a new CEO.  Pursuant to the Transition Agreement, if a new CEO does not commence employment by January 1, 2019, you will resign as a director and officer of the Company immediately following the Transition Date.  However, notwithstanding your resignation, the Board has determined that your initial transition duties/consulting activities pursuant to paragraph 1(c) of the Transition Agreement shall be to serve as the Company’s acting CEO and, as such, its principal executive officer (collectively, “Acting CEO”) through the earliest of: (i) April 30, 2019 (subject to an extension by the Company on the same terms through no later than June 30, 2019); (ii) the date that a new CEO commences employment with the Company, or (iii) termination of your employment for any reason (the “Acting CEO Term”).  Your duties as Acting CEO shall be the same as described in paragraph 6(a) of your Employment Agreement. Upon the conclusion of the Acting CEO Term, your transition duties/consulting activities will be re-designated by the Board pursuant to paragraph 1(c) of the Transition Agreement.

Due to the importance of the Acting CEO role to the Company and the significant time commitment required of you to fulfill the duties of that role, the Company shall pay you during the Acting CEO Term the gross amount of $200,000 per month (the “Acting CEO Enhanced Payments”), in equal bi-weekly installments in accordance with the Company’s practice for all employees, including customary withholdings and deductions, in addition to the compensation due you in the ordinary course as set forth in the Transition Agreement.

Such Acting CEO Enhanced Payments shall cease immediately upon the conclusion of the Acting CEO Term. Notwithstanding the foregoing, if the Acting CEO Term ends prior to April 30, 2019, because a new CEO commences employment with the Company, all Acting CEO Enhanced Payments that would have been made through April 30, 2019, shall still be paid to you, subject to your continued employment.  Payment of any additional amounts pursuant to the Transition Agreement shall be subject to the terms of the Transition Agreement.

The Board is very appreciative of your agreement to serve as Acting CEO in light of your anticipated retirement.

If terms of this Letter Agreement are acceptable to you, please sign where indicated below and email a PDF copy of the fully executed Letter Agreement to me.

Sincerely,

DESTINATION XL GROUP, INC.

/s/ Willem Mesdag

By: Willem Mesdag

Chair, Compensation Committee of the Board of Directors

AGREED AND ACCEPTED:

/s/ David A. Levin

David A. Levin